EXHIBIT 5(b)

1313 North Market Street

P.O. Box 951

Wilmington, DE  19899-0951

302 984-6000

www.potteranderson.com

May 22, 2008

To Each of the Persons Listed

on Schedule I Attached Hereto

Re:                            Capitol Trust XII

Capitol Trust XIII

Capitol Trust XIV

Capitol Trust XV

Ladies and Gentlemen:

We have acted as special Delaware counsel for Capitol Trust XII, a Delaware statutory trust (“Trust XII”), Capitol Trust XIII, a Delaware statutory trust (“Trust XIII”), Capitol Trust XIV, a Delaware statutory trust (“Trust XIV”) and Capitol Trust XV, a Delaware statutory trust (“Trust XV” and together with Trust XII, Trust XIII and Trust XIV, individually a “Trust” and collectively the “Trusts”) in connection with the proposed issuance of the preferred securities of each Trust representing preferred undivided beneficial interests in the assets of such Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”).   Initially capitalized terms used herein and not otherwise defined are used herein as defined in the Trust Agreements (as defined below).

For purposes of giving the opinions hereinafter set forth, we have examined only the following documents and have conducted no independent factual investigations of our own:

1.     The Certificate of Trust for Trust XII, dated as of May 21, 2008 (the “Trust XII Certificate”), as filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 21, 2008;

2.     The Trust Agreement of Trust XII dated as of May 21, 2008 by and among Capitol Bancorp Ltd. (the “Company”), as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust XII Agreement”);

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3.     The Certificate of Trust for Trust XIII, dated as of May 21, 2008 (the “Trust XIII Certificate”), as filed with the Secretary of State on May 21, 2008;

4.     The Trust Agreement of Trust XIII dated as of May 21, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust XIII Agreement”);

5.     The Certificate of Trust for Trust XIV, dated as of May 21, 2008 (the “Trust XIV Certificate”), as filed with the Secretary of State on May 21, 2008;

6.     The Trust Agreement of Trust XIV dated as of May 21, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust XIV Agreement”);

7.     The Certificate of Trust for Trust XV, dated as of May 21, 2008 (the “Trust XV Certificate” and together with the Trust XII Certificate, the Trust XIII Certificate and the Trust XIV Certificate, collectively, the “Trust Certificates”), as filed with the Secretary of State on May 21, 2008;

8.     The Trust Agreement of Trust XV dated as of May 21, 2008 by and among the Company, as Depositor, each of the Administrative Trustees named therein, and Wells Fargo Delaware Trust Company, as Delaware Trustee (the “Original Trust XV Agreement” together with the Original Trust XII Agreement, the Original Trust XIII Agreement and the Original Trust XIV Agreement, collectively, the “Original Trust Agreements”);

9.     A Certificate of Good Standing for each Trust, dated May 22, 2008, obtained from the Secretary of State;

10.   The Registration Statement filed on Form S-3 with the Securities and Exchange Commission by the Trusts and the Company on May 22, 2008, relating to the distribution of Preferred Securities of each Trust under specified Rules of the Securities Act of 1933, as amended (the “Registration Statement”); and

11.   A form of Amended and Restated Trust Agreement for each of the Trusts, to be entered into by and among the Company, as Depositor, Wells Fargo Bank, National Association, as Property Trustee, Wells Fargo Delaware Trust Company, as Delaware Trustee, each of the Administrative Trustees named therein, and each of the holders, from time to time, of the undivided beneficial interests in the assets of such Trust (collectively, the “Trust Agreements” and individually, a “Trust Agreement”).

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (1) through (11) above.  In particular, we have not reviewed any document (other than the documents listed in (1) through (11) above) that is referred to or incorporated by reference into the documents reviewed by us.  We have assumed that there exists no provision in

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any document that we have not reviewed that is inconsistent with the opinions stated herein.

In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed therein, all of which we have assumed to be true, complete and accurate.

Based upon the foregoing, and upon an examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.             Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq. (the “Statutory Trust Act”).

2.             When and if (a) the Trust Agreement of a Trust has been duly authorized, executed and delivered by each of the parties thereto, which Trust Agreement sets forth the terms of the Preferred Securities for such Trust, and (b) appropriate action has been taken to duly authorize the issuance and fix the terms and form of the Preferred Securities under such Trust Agreement, and, subject to the other qualifications set forth herein (including, without limitation, paragraph 3 below), the Preferred Securities of such Trust will have been duly authorized by such Trust Agreement, and when the Preferred Securities with the terms and form so fixed shall have been duly and validly issued and sold in accordance with such Trust Agreement and the Registration Statement, and in a manner consistent therewith (including, without limitation, due execution and authentication thereof under such Trust Agreement), such Preferred Securities will represent validly issued, fully paid and non-assessable undivided beneficial interests in the assets of such Trust.

3.             When and if the actions referred to in paragraph 2 have occurred, the holders of the Preferred Securities of a Trust, as beneficial owners of Preferred Securities of such Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware, except that the holders of Preferred Securities may be obligated to make payments or provide indemnity or security under the circumstances set forth in the applicable Trust Agreement.

All of the foregoing opinions contained herein are subject to the following assumptions, qualifications, limitations and exceptions:

a.             The foregoing opinions are limited to the laws of the State of Delaware presently in effect, excluding the securities laws thereof.  We have not considered and express no opinion on the laws of any other jurisdiction, including, without limitation, federal laws and rules and regulations relating thereto.

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b.             We have assumed the due execution and delivery by each party listed as a party to each document examined by us as an executed document.  We have assumed further the due authorization by each party thereto (exclusive of the Administrative Trustees) of each document examined by us, and that each of such parties has, or, in the case of the Trust Agreements, will have, the full power, authority, and legal right to execute, deliver and perform each such document.  We also have assumed that each of the parties (exclusive of the Trust and the Administrative Trustees) (x) to the Original Trust Agreements is, and (y) to the Trust Agreement will remain, duly formed, validly existing and in good standing under the laws of their respective jurisdictions of organization.  We have assumed that the documents examined by us to which each entity is a party (exclusive of the Trusts) do not, and will not result in the breach of the terms of, and do not, and will not, contravene their respective constituent documents, any contractual restriction binding on it.  We have also assumed that that the documents examined by us to which each entity is a party (exclusive of the Trusts but solely with respect to the laws, rules and regulations of the State of Delaware) do not, and will not, result in the breach of the terms of, and do not, and will not, contravene any law, rule or regulation applicable to it.  In addition, we have assumed the legal capacity of any natural persons who are parties to any of the documents examined by us.

c.             We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies conform with the originals.

d.             We have assumed (i) that the Trust Certificates and the Original Trust Agreements do, and the Trust Certificates and the Trust Agreements will, constitute the entire agreement among each of the respective parties thereto with respect to the subject matter thereof, including with respect to the admission of beneficial owners to, the contribution of capital to, and the creation, management, operation, dissolution, winding up and termination of, the applicable Trust, and (ii) that no event of dissolution, liquidation or termination of the Trusts has occurred under the applicable Original Trust Agreement or the Statutory Trust Act.

e.             We have assumed that prior to the execution and delivery of the Trust Agreements, all blanks set forth therein will have been completed and that the Preferred Securities will be issued in accordance with the Trust Agreements and the Registration Statement.

f.              We note that we do not assume responsibility for the contents of any offering material relating to the Trusts or the Preferred Securities, including, without limitation, the Registration Statement.

g.             Except as expressly set forth in the opinions above, we express no opinion on any documents or agreements referred to, or incorporated by reference into, the Original Trust Agreements, the Trust Agreements or the Registration Statement.

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h.             The opinions rendered herein speak only as of the date of this letter, and we undertake no duty to advise you as to any change in law or change in fact occurring after the delivery of this letter that could affect any of the opinions rendered herein.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name under the heading “Certain Legal Matters” in the Prospectus contained in the Registration Statement.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, this opinion is rendered solely for your benefit in connection with the matters set forth herein and, without our prior written consent, may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ POTTER ANDERSON & CORROON LLP

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Schedule I

CAPITOL TRUST XII

CAPITOL TRUST XIII

CAPITOL TRUST XIV

CAPITOL TRUST XV

CAPITOL BANCORP LTD.